EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RIVERVIEW FINANCIAL CORPORATION DECLARES THIRD QUARTER DIVIDEND

HARRISBURG, PA, August 22, 2019 / PRNEWSWIRE/ The Board of Directors of Riverview Financial Corporation (NASDAQ: RIVE) today declared a cash dividend of $0.075 per share for the third quarter of 2019. The dividend is payable September 30, 2019 to shareholders of record as of September 13, 2019.

Brett D. Fulk, President and Chief Executive Officer stated, “We are pleased to declare a dividend for the third quarter of 2019, which represents an annualized yield of 2.9% based on the closing price of our stock on the dividend declaration date. It is our goal to continue to offer our shareholders a competitive rate of return while retaining the proper balance of capital to support long-term growth.”

Riverview Financial Corporation is the parent company of Riverview Bank. An independent community bank, Riverview Bank serves the Pennsylvania market areas of Berks, Blair, Bucks, Centre, Clearfield, Cumberland, Dauphin, Huntingdon, Lebanon, Lehigh, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties through 30 community banking offices and four limited purpose offices. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. The Wealth and Trust Management divisions of Riverview Bank, with assets under management exceeding $350 million, provide trust and investment advisory services to the general public. Riverview’s business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies. The Company’s common stock trades on the NASDAQ Global Market under the symbol “RIVE”. The Investor Relations site can be accessed at https://www.riverviewbankpa.com/.

SOURCE: Riverview Financial Corporation

Contact: MEDIA/INVESTORS, Scott A. Seasock 717.827.4039 or sseasock@riverviewbankpa.com

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may”, “will”, “believe”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.